Exhibit 99.1

Traws Pharma Files Tivoxavir Marboxil Investigational New Drug (IND) Application for Influenza Therapy, and Provides Updated Results from the Ongoing Clinical Study of Ratutrelvir in PAXLOVID®-Eligible and Ineligible COVID-19 Patients

IND filing of tivoxavir marboxil represents final step for formal consideration by the Center for the Biomedical Advanced Research and Development Authority (BARDA) for inclusion in strategic stockpile

Updated clinical results with ratutrelvir confirm a differentiated profile versus PAXLOVID® with fewer adverse events, no viral rebounds and faster time to sustained symptom resolution

Ratutrelvir’s safety and efficacy advantage recapitulated in PAXLOVID®-ineligible patients, representing a significant population with few effective treatment options

Full study enrollment expected in January 2026

NEWTOWN, PA, January 13, 2026 (GLOBAL NEWSWIRE)- Traws Pharma, Inc. (NASDAQ: TRAW) (“Traws Pharma”, “Traws” or “the Company”), a clinical-stage biopharmaceutical company developing novel therapies to target critical threats to human health from respiratory viral diseases, today announced the filing of a U.S. IND application with the U.S. Food and Drug Administration (FDA) for tivoxavir marboxil (TXM), a potential best in class CAP-dependent endonuclease inhibitor as a single oral tablet administered for the treatment of influenza.

“This filing represents an important step towards formal consideration of TXM for influenza therapy and inclusion in the strategic national stockpile,” commented C. David Pauza, PhD, Chief Scientific Officer of Traws Pharma. “Coupled with our ongoing positive interactions with the U.S. Department of Health and Human Services (HHS) regarding the unique properties of TXM as a broad pan-influenza strain therapeutic, we remain optimistic about the potential inclusion of this agent in the nation’s armamentarium against potential future disease outbreaks.”

Updated ratutrelvir interim clinical results from the Phase 2 COVID study

Separately, the Company announced updated analysis of its ongoing study of ratutrelvir, an investigational oral, ritonavir-free Mpro/3CL protease inhibitor, confirming a differentiated clinical profile in a prespecified interim analysis of an ongoing randomized, open-label Phase 2 clinical study versus PAXLOVID® in patients with mild-to-moderate COVID-19, together with a single arm in PAXLOVID®-ineligible subjects. Patients ineligible to receive PAXLOVID® are frequently at elevated risk for severe disease and require suitable, safe and effective treatment options. Ratutrelvir has the potential to address this gap in care and may be a valuable therapeutic option.

The study, designed as an active-controlled comparator trial versus PAXLOVID® (nirmatrelvir/ritonavir), evaluated patient-reported symptom outcomes, safety, and real-world usability. A separate treatment arm was comprised of patients ineligible for ritonavir-boosted regimens due to contraindications or clinically significant drug–drug interactions. To date, 50 patients have been included in the interim analysis, with 32 patients treated with ratutrelvir and 18 patients treated with PAXLOVID®. Of the planned 90-patient population, 95% has been enrolled.

Patients in the ratutrelvir arm received ratutrelvir 600 mg orally once daily for 10 days, while patients in the comparator arm received PAXLOVID®, administered as nirmatrelvir 300 mg twice daily plus 100mg ritonavir twice daily for 5 days, consistent with approved prescribing information.

“From a clinical perspective, these interim data confirm that ratutrelvir may provide a meaningful benefit across a broader range of patients, including those who are unable to receive ritonavir-boosted therapy,” commented Robert R. Redfield, MD, Chief Medical Officer of Traws Pharma. “The favorable tolerability profile, together with a shortened time to symptom resolution and the absence of viral rebound events in ratutrelvir-treated patients, encourages and supports the continued clinical evaluation of ratutrelvir in both acute COVID-19 and in studies designed to better understand its potential impact on longer-term outcomes.”

Across the analysis, ratutrelvir-treated patients demonstrated time-to-sustained symptom alleviation and resolution that was numerically superior to PAXLOVID® -treated patients, as assessed using the InFLUenza Patient-Reported Outcome Plus (FLU-PRO Plus)/ COVID-19 Symptoms Diary (12 days versus 14 days, respectively (p<0.014)). Sustained alleviation was defined as self-reported alleviation of all COVID-19 symptoms for four consecutive days.

No COVID-19 symptom or virologic rebound events have been observed to date in ratutrelvir-treated patients. One rebound event was observed in the PAXLOVID® comparator arm, occurring shortly after completion of the standard 5-day dosing regimen.

Thirteen patients treated with ratutrelvir were ineligible for PAXLOVID® due to contraindications or drug–drug interaction risk. These patients demonstrated patient-reported symptom improvement dynamics and safety, consistent with those observed in the broader ratutrelvir-treated cohort.

Ratutrelvir was well tolerated in the interim analysis, with fewer reported adverse events compared with the PAXLOVID®-treated cohort. Evaluating only subjects that had completed the 28 day period of assessment, the most commonly reported adverse event among ratutrelvir-treated patients was mild dyspepsia, reported in 2 patients (7.6%). No dysgeusia or ritonavir-associated adverse effects were reported, and no treatment discontinuations due to adverse events were observed.

In contrast, adverse events commonly associated with PAXLOVID®, including dysgeusia, dizziness, and dyspepsia, were reported in 4 patients (30%) in the comparator arm, consistent with prior clinical trial and real-world experience.

“The combination of early and sustained symptom improvement, extended dosing duration, absence of viral rebound observed to date, and favorable tolerability supports the strategic hypothesis that ratutrelvir may have utility in reducing post-acute sequelae of SARS-CoV-2 infection (Long COVID),” commented Dr. Redfield. “By enabling earlier and potentially more complete viral clearance, without the limitations associated with ritonavir boosting, ratutrelvir may offer a differentiated approach to both acute COVID-19 treatment and prevention of longer-term complications, pending confirmation in dedicated clinical studies.”

“Collectively, the interim data position ratutrelvir as a next-generation oral 3CL protease inhibitor with ritonavir-free administration, once-daily oral dosing, an improved time to symptom resolution and tolerability profile, with applicability to PAXLOVID®-ineligible populations, and potential relevance to long-COVID prevention strategies,” commented Iain Dukes MA DPhil, Chief Executive Officer of Traws Pharma.

About Ratutrelvir

Ratutrelvir is an investigational oral, small molecule Mpro (3CL protease) inhibitor designed to be a broadly acting treatment for SARS-CoV-2/COVID-19 that is used without ritonavir. It has demonstrated in vitro activity against a range of virus strains. Preclinical and Phase 1 studies show that ratutrelvir does not require co-administration with a metabolic inhibitor, such as ritonavir, which could avoid ritonavir-associated drug-drug interactions1, and potentially enable wider patient use. Phase 1 data also show that ratutrelvir’s pharmacokinetic (PK) profile demonstrated maintenance of target blood plasma levels approximately 13 times above the EC50 using the target Phase 2 dosing regimen of 600 mg/day for ten days, which may also reduce the likelihood of clinical rebound and, consequently, reduce the risk for Long COVID2. Industry data indicate that COVID treatment represents a potential multi-billion dollar market opportunity3.

About Tivoxavir Marboxil

Tivoxavir marboxil (TXM) is an investigational oral, small molecule CAP-dependent endonuclease inhibitor designed to be administered as a single-dose for the treatment of bird flu and seasonal influenza. It has shown potent in vitro activity against a range of influenza strains in preclinical studies, including a human isolate of the highly pathogenic avian flu H5N1 (bird flu). Consistent, positive preclinical data from three animal species indicate that a single dose of TXM demonstrated a therapeutic effect against H5N1 bird flu. Seasonal influenza represents an estimated multi-billion dollar antiviral market opportunity, largely driven by global health organizations, practice guidelines and government tenders and inclusion in drug stock piling initiatives4,5, with upside potential from potential pandemic flu outbreaks including H5N1 bird flu. We believe that these data support further development of TXM as a treatment for bird flu.

Source information

1.	https://ascpt.onlinelibrary.wiley.com/doi/pdf/10.1002/cpt.2646

2.	Carly Herbert et al. (2025) Clinical Infectious Diseases. https://pubmed.ncbi.nlm.nih.gov/39692474/

3.	Pfizer Inc. annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission on February 27, 2025

4.	Per link

5.	TRAW data on file

Third-party products mentioned herein are the trademarks of their respective owners.

About Traws Pharma, Inc.

Traws Pharma is a clinical stage biopharmaceutical company dedicated to developing novel therapies to target critical threats to human health in respiratory viral diseases. Traws integrates antiviral drug development, medical intelligence and regulatory strategy to meet real world challenges in the treatment of viral diseases. We are advancing novel investigational oral small molecule antiviral agents that have potent activity against difficult to treat or resistant virus strains that threaten human health: COVID-19/Long COVID and bird flu and seasonal influenza. Ratutrelvir is in development as a ritonavir-independent COVID treatment, targeting the Main protease (Mpro or 3CL protease). Tivoxavir marboxil is in development as a single dose treatment for bird flu and seasonal influenza, targeting the influenza cap-dependent endonuclease (CEN).

Traws is actively seeking development and commercialization partners for its legacy clinical oncology programs, rigosertib and narazaciclib. More details can be found on Traws’ website at https://www.ir.trawspharma.com/partnering.

For more information, please visit www.trawspharma.com and follow us on LinkedIn.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties including statements regarding the Company, its business and product candidates, including the potential opportunity, market size, benefits, effectiveness, safety, and the clinical and regulatory plans for ratutrelvir and tivoxavir marboxil, as well as plans for its legacy programs. The Company has attempted to identify forward-looking statements by terminology including “believes”, “estimates”, “anticipates”, “expects”, “plans”, “intends”, “may”, “could”, “might”, “will”, “should”, “preliminary”, “encouraging”, “approximately” or other words that convey uncertainty of future events or outcomes. Although Traws believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including the outcome of Traws’ IND filing with the FDA; the success and timing of Traws’ clinical trials, including when Traws will report the final analysis of the Phase 2 studies of ratutrelvir; the potential efficacy of ratutrelvir for the treatment of COVID-19, including the potential to reduce the risk of COVID rebound and Long COVID; the potential for ratutrelvir to gain market acceptance, if and when regulatory approval is obtained, or to become the new standard of care; Traws’ interactions with the FDA, BARDA and similar foreign regulators; collaborations; market conditions; regulatory requirements and pathways for approval; the ongoing need for improved therapy to reduce the frequency of clinical rebound and the concomitant risk for Long COVID; the extent of the spread and threat of the bird flu; the Company’s cash projections; Traws’ ability to raise additional capital when needed; and those discussed under the heading “Risk Factors” in Traws’ filings with the U.S. Securities and Exchange Commission (SEC). Any forward-looking statements contained in this release speak only as of its date. Traws undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except to the extent required by law.

Traws Pharma Contact:

Charles Parker

Traws Pharma, Inc.
cparker@trawspharma.com

www.trawspharma.com

Investor Contact:

John Fraunces
LifeSci Advisors, LLC
917-355-2395
jfraunces@lifesciadvisors.com